Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on June 7, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Molycorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of) incorporation or organization)	27-2301797 (I.R.S. Employer Identification Number)

5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
(303) 843-8040
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Smith
President and Chief Executive Officer
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
(303) 843-8040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

John F. Ashburn, Jr., Esq. Executive Vice President and General Counsel 5619 Denver Tech Center Parkway Suite 1000 Greenwood Village, Colorado 80111 Tel: (303) 843-8040 Fax: (303) 843-8082	Christopher M. Kelly, Esq. Michael J. Solecki, Esq. Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 Tel: (216) 586-3939 Fax: (216) 579-0212

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(1)(3)	Amount of Registration Fee

Common Stock, par value $0.001 per share	507,207	$19.71	$9,997,050	$1,145.67

(1)
Represents up to 507,207 shares of common stock of Molycorp, Inc. ("Molycorp") that may be issued upon exchange or redemption of up to 507,207 exchangeable shares issued by MCP Exchangeco Inc. ("Exchangeco"), a Canadian subsidiary of Molycorp, to former shareholders of Neo Material Technologies Inc. ("Neo") who elected to receive the exchangeable shares of Exchangeco in connection with Molycorp's acquisition of all of the issued and outstanding common shares of Neo.

(2)
An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar issuances and in such event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(3)
Calculated pursuant to Rule 457(c) and 457(f)(1) under the Securities Act, on the basis of the average of the high and low sales prices of the common stock of Molycorp as reported on the New York Stock Exchange, on June 4, 2012, a date that is within five business days prior to filing.

PROSPECTUS

Molycorp, Inc.

Common Stock

        This prospectus relates to shares of our common stock, par value $0.001 per share, that we may issue, from time to time, upon exchange or redemption of exchangeable shares of MCP Exchangeco Inc., a Canadian subsidiary of ours that is referred to in this prospectus as "Exchangeco." We refer to the exchangeable shares of Exchangeco as the "exchangeable shares."

        The exchangeable shares will be issued by Exchangeco in connection with our acquisition of all of the issued and outstanding common shares of Neo Material Technologies Inc., or Neo, to Neo shareholders who make a valid election to receive exchangeable shares of Exchangeco in lieu of receiving shares of Molycorp, Inc. common stock. Each exchangeable share may be exchanged at the election of the holder for one share of our common stock. In addition, under certain circumstances, Exchangeco can redeem the exchangeable shares in exchange for shares of our common stock on a one-for-one basis.

        Because the shares of our common stock offered by this prospectus will be issued only in exchange for or upon redemption of the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "MCP." The last reported sale price of our common stock on the NYSE on June 6, 2012 was $21.68 per share.

        Investing in our common stock involves risk. Please read carefully the section entitled "Risk Factors" on page 4 of this prospectus and the information included and incorporated by reference in this prospectus.

        Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2012

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. As permitted under the rules of the SEC, this prospectus incorporates important business information about Molycorp, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the shares of common stock described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

        References in this prospectus to the terms "we," "us," "our," "the Company" or "Molycorp" or other similar terms mean Molycorp, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that represent our beliefs, projections and predictions about future events or our future performance. You can identify forward-looking statements by terminology such as "may," "will," "would," "could," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative or plural of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.

        Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: our ability to successfully complete the acquisition of Neo; our ability to successfully integrate Neo into our operations; our ability to achieve fully the strategic and financial objectives related to the proposed acquisition of Neo, including the acquisition's impact on our financial condition and results of operations; and unexpected costs or liabilities that may arise from the acquisition, ownership or operation of Neo.

        Additional risk factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to:

  •
  our ability to secure additional capital to implement our business plans;

  •
  our ability to complete our initial modernization and expansion efforts, including the accelerated start-up of our Mountain Pass, California rare earth mine and processing facility, or our Molycorp Mountain Pass facility, which we refer to as Project Phoenix Phase 1, and the second phase capacity expansion plan, which we refer to as Project Phoenix Phase 2, and reach full planned production rates for rare earth oxides, or REOs, and other planned downstream products, in each case within the projected time frame;

  •
  the success of our cost mitigation efforts in connection with Project Phoenix, which if unsuccessful, might cause our costs to exceed budget;

  •
  the final costs of Project Phoenix Phase 1, including the accelerated start-up of our Molycorp Mountain Pass facility, and Project Phoenix Phase 2, which may differ from estimated costs;

  •
  uncertainties associated with our reserve estimates and non-reserve deposit information, including estimated mine life and annual production;

  •
  uncertainties regarding global supply and demand for rare earth materials;

  •
  uncertainties regarding the results of our exploratory drilling programs;

  •
  our ability to enter into additional definitive agreements with our customers and our ability to maintain customer relationships;

  •
  the ability of our sintered neodymium iron boron, or NdFeB, rare earth magnet joint venture with Daido Steel Co., Ltd., or Daido, and Mitsubishi Corporation, or Mitsubishi, to successfully manufacture magnets within its expected timeframe;

  •
  our ability to successfully integrate recently acquired businesses;

  •
  our ability to maintain appropriate relations with unions and employees;

  •
  our ability to successfully implement our "mine-to-magnets" strategy;

  •
  environmental laws, regulations and permits affecting our business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by us;

  •
  uncertainties associated with unanticipated geological conditions related to mining;

  •
  the effects of adverse general economic and business conditions;

  •
  the rate of exchange of the U.S. dollar to the Canadian dollar, the Japanese yen, the Chinese Renminbi and the Euro;

  •
  uncertainties associated with the effects of industry competition, inflation, the availability and prices of raw materials and product pricing;

  •
  our ability to achieve anticipated production costs and realize the cost benefits of new technologies;

  •
  unexpected actions of domestic and foreign governments; and

  •
  various events that could disrupt operations, including natural events.

        See "Risk Factors" for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.

 OUR BUSINESS

        We are the world's largest and most integrated producer of rare earth products outside of China, which include REOs, metals, alloys and magnets. Our "mine-to-magnets" strategy enables us to provide rare earth products across a broad range of customers and end-markets.

        The foundation for our "mine-to-magnets" strategy is our Molycorp Mountain Pass facility. Our Molycorp Mountain Pass facility is the largest, most fully developed rare earth mine outside of China and has been producing rare earth products for more than 59 years. Upon completion of Project Phoenix Phase 1, which we anticipate to occur by the fourth quarter of 2012, we expect our Molycorp Mountain Pass facility to have production cash costs lower than those publicly reported for China by government officials and those reported for other non-Chinese rare earth projects. We are targeting a full planned production rate of approximately 19,050 mt of REOs per year by the end of 2012 and, if customer demand and end-market conditions warrant, upon completion of Project Phoenix Phase 2, a full planned production rate of 40,000 mt of REOs per year as early as mid-2013.

        We also own several of the leading rare earth processing facilities in the world. Our Molycorp Silmet facility, located in Sillamäe, Estonia, is one of the largest REOs and rare metals producers in Europe. Our Molycorp Metals & Alloys facility, located in Tolleson, Arizona, is the only producer of rare earth alloys in the United States. We also have created a joint venture with Daido and Mitsubishi in the form of a private company, Intermetallics Japan, to manufacture sintered NdFeB permanent rare earth magnets.

        Rare earth products are critical inputs in many existing and emerging applications including: clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including mobile devices, fiber optics, lasers and hard disk drives; critical defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. Global demand for rare earth elements, or REEs, is projected by industry analysts to steadily increase both due to continuing growth in existing applications and increased innovation and development of new end uses. We have made significant investments, and expect to continue to invest, in developing technologically advanced applications and proprietary applications for individual REEs. Our team of approximately 970 employees, including scientists, engineers, chemists, technologists and highly skilled workers, is one of the foremost collections of rare earths manufacturing expertise in the world.

        Our principal executive offices are located at: 5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111, and our telephone number is: (303) 843-8040.

The Neo Acquisition

        On March 8, 2012, we entered into a definitive arrangement agreement, which we refer to as the Arrangement Agreement, to acquire all of the outstanding equity of Neo, which we refer to as the Neo Acquisition. Pursuant to the Arrangement Agreement, Neo shareholders may elect to receive either (i) cash consideration equal to Cdn $11.30 per share, (ii) share consideration of either 0.4242 shares of our common stock or 0.4242 exchangeable shares issued by Exchangeco (which are exchangeable for shares of our common stock), per share or (iii) a combination of cash and exchangeable shares and/or shares of our common stock, provided that the aggregate consideration received by Neo shareholders will be pro-rated to approximately 71.2% in cash and approximately 28.8% in exchangeable shares and/or shares of our common stock.

        The Neo Acquisition is expected to close in June 2012, subject to customary closing conditions, including the filing of the registration statement of which this prospectus forms a part.

RISK FACTORS

        Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed below and under the heading "Risk Factors" in our most recent Annual Report on Form 10-K, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you could lose part of your investment.

Risks Related to the Neo Acquisition

Failure to successfully and efficiently integrate Neo into our operations may adversely affect our operations and financial condition.

        The integration of Neo into our operations will be a significant undertaking and will require significant attention from our management team. The Neo Acquisition involves the integration of two companies that previously operated independently and the unique business cultures of the two companies may prove to be incompatible. This integration is a complex, costly and time-consuming process, and we cannot assure you that this process will be successful. In addition, the integration of Neo into our operations will require significant one-time costs for tasks such as site visits and audits and may be difficult to execute, and we cannot guaranty or accurately estimate these costs at this time. Additional integration challenges include, among other things:

  •
  managing a larger company than before completion of the Neo Acquisition;

  •
  retaining existing employees;

  •
  the possibility of faulty assumptions underlying our expectations for the integration process;

  •
  incorporating new facilities into our business operations;

  •
  coordinating sales and delivery functions;

  •
  integrating logistics, information, communication and other systems;

  •
  maintaining our standards, controls, procedures and policies; and

  •
  unforeseen expenses, liabilities or delays associated with the Neo Acquisition.

        We may not achieve the benefits we expect from the Neo Acquisition if we are unable to successfully overcome these integration challenges.

We may not realize the growth opportunities and cost synergies that are anticipated from the Neo Acquisition.

        The benefits we expect to achieve as a result of the Neo Acquisition will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Neo's business and operations with our business and operations. Even if we are able to integrate our business with Neo's business successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies we currently expect from this integration within the anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs. Moreover, we anticipate that we will incur substantial expenses in connection with the integration of our business with Neo's business. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates.

Accordingly, the benefits from the Neo Acquisition may be offset by costs incurred or delays in integrating the companies, which could cause our financial assumptions to be inaccurate.

Our historical and pro forma condensed consolidated financial information may not be representative of our results as a combined company.

        The pro forma condensed consolidated financial information incorporated by reference in this prospectus is constructed from the separate financial statements of us and Neo and may not represent the financial information that would result from operations of the combined companies. In addition, the pro forma condensed consolidated financial information incorporated by reference in this prospectus is based in part on certain assumptions regarding the Neo Acquisition that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma condensed consolidated financial information incorporated by reference in this prospectus may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

Risks Related to the Exchangeable Shares

Holders of exchangeable shares will experience a delay in receiving shares of our common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

        Holders of exchangeable shares who request to receive shares of our common stock in exchange for their exchangeable shares will not receive shares of our common stock until five business days after the applicable request is received. During this period, the market price of our common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such a holder of exchangeable shares upon a subsequent sale of the common stock received in the exchange.

USE OF PROCEEDS

        Because the common stock will be issued upon exchange of the exchangeable shares, we will receive no cash proceeds from the offering.

THE EXCHANGEABLE SHARES

        The rights of holders of exchangeable shares, including exchange rights, are described in the terms of the Plan of Arrangement, which is included as Schedule A to the Arrangement Agreement, which is included as Exhibit 2.1 to this registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

General

        The following is a summary of the rights of our capital stock, certain provisions of our certificate of incorporation and our bylaws, and certain provisions of applicable law. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

        Our authorized capital stock consists of shares, with a par value of $0.001 per share, of which:

  •
  350,000,000 shares are designated as common stock; and

  •
  5,000,000 shares are designated as preferred stock.

Common Stock

        Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Pursuant to our certificate of incorporation, holders of our common stock do not have the right to cumulate votes in elections of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any amounts due to the holders of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights. No redemption or sinking fund provisions apply to our common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

        Our certificate of incorporation authorizes our board of directors, without stockholder approval, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon each such series of preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series. Our board of directors can issue, without stockholder approval, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action. As of June 1, 2012, 2,070,000 shares of preferred stock had been designated Series A mandatory convertible preferred stock and one share of preferred stock had been designated the Special Voting Preferred Stock, which will be held by the trustee of the exchangeable shares.

Series A Mandatory Convertible Preferred Stock

  Ranking

        The Series A mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, ranks:

  •
  senior to (i) our common stock and (ii) each other class of capital stock and series of preferred stock established after the first original issue date of the Series A mandatory convertible preferred stock (which we refer to as the "initial issue date") the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "junior stock");

  •
  on parity with any class of capital stock or series of preferred stock established after the initial issue date the terms of which expressly provide that such class or series will rank on a parity with the Series A mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "parity stock");

  •
  junior to each class of capital stock or series of preferred stock established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Series A mandatory convertible preferred stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as "senior stock"); and

  •
  junior to our existing and future indebtedness.

        In addition, the Series A mandatory convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, is structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

  Dividends

        Subject to the rights of holders of any class of capital stock ranking senior to the Series A mandatory convertible preferred stock with respect to dividends, holders of shares of Series A mandatory convertible preferred stock will receive, when, as and if declared by our board of directors, out of funds legally available for payment, cumulative dividends at the rate per annum of 5.50% on the liquidation preference of $100.00 per share of Series A mandatory convertible preferred stock (equivalent to $5.50 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to certain limitations). Any shares delivered in the payment of dividends will be valued for such purpose at the average volume weighted average price per share of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the applicable dividend payment date, or the "five day average price," multiplied by 97%. Declared dividends on the Series A mandatory convertible preferred stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year to and including the mandatory conversion date (as defined below), commencing June 1, 2011 (each of which we refer to as a "dividend payment date"), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Series A mandatory convertible preferred stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

        Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the immediately preceding February 15, May 15, August 15 and November 15 (each, a "record date"), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A "business day" means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

        So long as any shares of our Series A mandatory convertible preferred stock remain outstanding, no dividend or distribution may be declared or paid on our common stock unless all accumulated and unpaid dividends have been paid on our Series A mandatory convertible preferred stock, subject to certain exceptions, such as dividends paid on our common stock in shares of our common stock.

        Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series A mandatory convertible preferred stock, may be limited by the terms of any existing and future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law.

  Redemption

        The Series A mandatory convertible preferred stock is not redeemable.

  Liquidation Preference

        In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A mandatory convertible preferred stock will receive a liquidation preference in the amount of $100.00 per share of the Series A mandatory convertible preferred stock (the "liquidation preference"), plus an amount equal to accumulated and unpaid dividends on the shares to (but excluding) the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends of the Series A mandatory convertible preferred stock and all parity stock are not paid in full, the holders of the Series A mandatory convertible preferred stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Series A mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

  Voting Rights

        The holders of the Series A mandatory convertible preferred stock do not have voting rights other than those described below, except as specifically required by Delaware law.

        Whenever dividends on any shares of Series A mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of such shares of Series A mandatory convertible preferred stock, voting together as a single class with holders of any and all other series of parity stock with similar voting rights then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

        So long as any shares of Series A mandatory convertible preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series A mandatory convertible preferred stock and all other series of voting preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at a meeting:

  •
  amend or alter the provisions of our certificate of incorporation or the certificate of designations for the shares of Series A mandatory convertible preferred stock so as to authorize or create, or increase the authorized amount of, any specific class or series of stock ranking senior to the Series A mandatory convertible preferred stock with respect to payment of dividends or the distribution of our assets upon our liquidation, dissolution or winding up; or

  •
  amend, alter or repeal the provisions of our certificate of incorporation or the certificate of designations for the shares of Series A mandatory convertible preferred stock so as to adversely affect the special rights, preferences, privileges or voting powers of the shares of Series A mandatory convertible preferred stock; or

  •
  consummate a binding share exchange or reclassification involving the shares of Series A mandatory convertible preferred stock or a merger or consolidation of us with another entity, unless in each case: (i) shares of Series A mandatory convertible preferred stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (ii) such shares of Series A mandatory convertible preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A mandatory convertible preferred stock immediately prior to such consummation, taken as a whole.

  Mandatory Conversion

        Each share of the Series A mandatory convertible preferred stock, unless previously converted, will automatically convert on March 1, 2014 (the "mandatory conversion date"), into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record on the applicable record date, as described above under "—Dividends." If on or prior to the record date immediately preceding the mandatory conversion date we have not declared all or any portion of the accumulated and unpaid dividends on the Series A mandatory convertible preferred stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the "additional conversion amount") divided by the greater of the floor price and 97% of the five day average price. To the extent that the additional conversion amount exceeds the product of the number of additional shares and 97% of the five-day average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Series A mandatory convertible preferred stock.

        The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of Series A mandatory convertible preferred stock on the mandatory conversion date, will, subject to adjustment as described in the section of this prospectus entitled "—Anti-dilution Adjustments" below and the preceding paragraph, be as follows:

  •
  if the applicable market value of our common stock is greater than $60.00, which we call the "threshold appreciation price," then the conversion rate will be 1.6667 shares of common stock per share of Series A mandatory convertible preferred stock (the "minimum conversion rate"), which is equal to $100 divided by the threshold appreciation price;

  •
  if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than $50.00 (the "initial price"), then the conversion rate will be equal to $100 divided by the applicable market value of our common stock, which will be between 1.6667 and 2.0000 shares of common stock per share of Series A mandatory convertible preferred stock; or

  •
  if the applicable market value of our common stock is less than the initial price, then the conversion rate will be 2.0000 shares of common stock per share of Series A mandatory convertible preferred stock (the "maximum conversion rate"), which is equal to $100 divided by the initial price.

        "Applicable market value" means the average volume-weighted average price per share of our common stock over the 20 consecutive trading day period ending on, and including, the third trading day immediately preceding the mandatory conversion date.

  Conversion at the Option of the Holder

        Holders of the Series A mandatory convertible preferred stock have the right to convert their shares of Series A mandatory convertible preferred stock, in whole or in part (but in no event less than one share of Series A mandatory convertible preferred stock), at any time prior to the Series A mandatory conversion date, into shares of our common stock at the minimum conversion rate of 1.6667 shares of common stock per share of Series A mandatory convertible preferred stock, subject to certain anti-dilution and other adjustments.

  Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

        If certain fundamental changes occur, on or prior to the mandatory conversion date, holders of the Series A mandatory convertible preferred stock will have the right to: (i) convert their shares of Series A mandatory convertible preferred stock, in whole or in part (but in no event less than one share of Series A mandatory convertible preferred stock), into shares of common stock at the fundamental change conversion rate, which will be based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in the fundamental change; (ii) with respect to such converted shares, receive an amount equal to the present value, calculated using a discount rate of 5.50% per annum, of all dividend payments on such shares for all the remaining dividend periods (excluding any accumulated and unpaid dividends as of the effective date of the fundamental change) from such effective date to but excluding the mandatory conversion date; and (iii) with respect to such converted shares receive the amount of any accumulated and unpaid dividends as of the effective date, subject to certain exceptions.

  Anti-Dilution Adjustments

        The formula for determining the conversion rate on the mandatory conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted if certain events occur, including if:

  •
  We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution.

  •
  We issue to all or substantially all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our shares of common stock at less than the current market price of our common stock.

  •
  We subdivide or combine our common stock.

  •
  We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, excluding any dividend, distribution, rights or warrants referred to in the bullets above and any dividend, distribution or spin-off referred to in the bullets below.

  •
  We make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, subject to limited exceptions.

  •
  We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock.

Special Voting Preferred Stock

        The Special Voting Preferred Stock entitles the trustee of the exchangeable shares to vote on matters in which holders of our common stock are entitled to vote. The Special Voting Preferred Stock is entitled to a number of votes equal to the number of exchangeable shares outstanding on the record date for determining holders of our common stock entitled to vote and for which the trustee has received voting instructions from the holders of such exchangeable shares. The Special Voting Preferred Stock is not entitled to receive any dividends or other distributions or assets.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaw Provisions

        Our certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions and certain provisions of Delaware law are expected to discourage coercive takeover practices and inadequate takeover bids.

        These provisions of our certificate of incorporation and bylaws are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board of directors based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

        Our certificate of incorporation and bylaws provisions could, however, have the effect of delaying, deferring or discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

        Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. For additional information we refer you to the provisions of our certificate of incorporation, our bylaws and the sections of the General Corporation Law of the State of Delaware.

  Delaware Anti-Takeover Statute

        We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, Section 203, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such person or entity became an interested stockholder, unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

  •
  at or subsequent to such date of the transaction that resulted in a person or entity becoming an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In addition, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to our certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

        In general, Section 203 defines "business combination" as:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

  •
  subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any person that is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation;

  •
  an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

  •
  an affiliate or associate of the above.

        Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

  Classified Board of Directors

        Our certificate of incorporation provides for our board of directors to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors are elected each year. Under Section 141 of the General Corporation Law of the State of Delaware, unless the certificate of incorporation provides otherwise, directors serving on a classified board can only be removed for cause. Accordingly, our directors may only be removed for cause. The provision for our classified board of directors may be amended, altered or repealed only upon the affirmative vote of the holders of 66 2/3% of our outstanding voting stock.

        The provision for a classified board of directors could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board of directors provision could have the effect of discouraging a potential acquiror from making a tender offer for shares of common stock or otherwise attempting to obtain control of us and could increase the likelihood that our incumbent directors will retain their positions.

        We believe that a classified board of directors helps to assure the continuity and stability of our board and our business strategies and policies as determined by our board of directors because a majority of the directors at any given time will have prior experience on our board. The classified board of directors provision should also help to ensure that our board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

  Number of Directors; Removal; Vacancies

        Our certificate of incorporation and bylaws provide that the number of directors shall be fixed by the affirmative vote of our board of directors or by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock. The size of our board of directors is currently fixed at eight directors.

        Pursuant to our certificate of incorporation, each director will serve until his or her successor is duly elected and qualified, unless he or she resigns, dies, becomes disqualified or is removed. Our certificate of incorporation also provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed, but only for cause.

        Our certificate of incorporation further provides that generally, vacancies or newly created directorships in our board may only be filled by a resolution approved by a majority of our board of directors and any director so chosen will hold office until the next election of the class for which such director was chosen.

  Stockholder Action; Special Meetings

        Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of our board of directors, our Chief Executive Officer or our Secretary at the written request of a majority of the number of directors that we would have if there were no vacancies on our board of directors. Unless our board of directors determines otherwise, the Chairman or another designated officer has sole discretion to determine the order of business and procedure at annual and special meetings of stockholders. In addition, stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting. Stockholders also may not bring business before a special meeting of stockholders.

  Stockholder Proposals and Nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such proposed business in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive office not less than 90 days or more than 120 days prior to the first anniversary of the preceding year's annual meeting.

        Our bylaws also provide certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. A stockholder's notice must set forth, among other things, as to each business matter or nomination the stockholder proposes to bring before the meeting:

  •
  the name and address of the stockholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made;

  •
  the class and number of shares that are owned of record and beneficially by the stockholder proposing the business or nominating the nominee;

  •
  a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose the business or nominate the person or persons specified in the notice, as applicable; and

  •
  whether such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to approve such proposal or nominate such nominee or nominees.

        If the stockholder is nominating a candidate for director, the stockholder's notice must also include the name, age, business address, residence address and occupation of the nominee proposed by the stockholder and the signed consent of the nominee to serve as a director on our board of directors if so elected. The candidate may also be required to present certain information and make certain representations and agreements at our request.

        In addition, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to matters relating to nomination of candidates for directors.

  Amendment of Certificate of Incorporation

        Except as otherwise provided by law or our certificate of incorporation, our certificate of incorporation may be amended, altered or repealed at a meeting of the stockholders provided that such amendment has been described or referred to in the notice of such meeting or a meeting of our board of directors.

  Amendment of Bylaws

        Except as otherwise provided by law, our certificate of incorporation or our bylaws, our bylaws may be amended, altered or repealed at a meeting of the stockholders provided that such amendment has been described or referred to in the notice of such meeting or a meeting of our board of directors, provided that no amendment adopted by the board of directors may vary or conflict with any amendment adopted by the stockholders in accordance with our certificate of incorporation or bylaws.

Transfer Agent and Registrar

        Computershare Trust Company, N.A., a wholly owned subsidiary of Computershare Inc., is the transfer agent and registrar for our common stock.

Listing

        Our common stock is listed on the NYSE under the symbol "MCP." Our Series A mandatory convertible preferred stock is listed on the NYSE under the symbol "MCP-PA."

 PLAN OF DISTRIBUTION

        The shares of common stock offered in this prospectus will be issued in exchange for exchangeable shares as described in the terms of the Plan of Arrangement, which is included as Schedule A to the Arrangement Agreement which is included as Exhibit 2.1 to this registration statement of which this prospectus forms a part. No broker, dealer or underwriter has been engaged in connection with this offering.

 INCOME TAX CONSIDERATIONS

Material Canadian Federal Income Tax Considerations

        The following is a summary of the material Canadian federal income tax considerations arising under the Income Tax Act (Canada) (the "ITA") in respect of an exchange or redemption of exchangeable shares, and the holding and disposition of shares of Molycorp common stock acquired upon the exchange or redemption of the exchangeable shares generally applicable to holders of exchangeable shares who, for purposes of the ITA, and at all relevant times, hold such exchangeable shares, and will hold shares of Molycorp common stock acquired upon the exchange or redemption of such exchangeable shares, as capital property and deal at arm's length with, and are not affiliated with, Molycorp, Callco (as defined in the Plan of Arrangement) or Exchangeco and who, for purposes of the ITA and any applicable tax treaty, is or is deemed to be a resident of Canada at all relevant times (a "Resident Holder").

        This summary does not apply to a Resident Holder: (i) with respect to whom Molycorp is or will be a "foreign affiliate" within the meaning of the ITA, (ii) that is a "financial institution" for the purposes of the mark-to-market rules in the ITA, (iii) an interest in which is a "tax shelter investment" as defined in the ITA, (iv) that is a "specified financial institution" as defined in the ITA, (v) who has made a "functional currency" election under section 261 of the ITA, or (vi) who, alone or together with persons with whom the holder does not deal at arm's length for purposes of the ITA or any partnership or trust of which such holder or such person is a member or beneficiary, will hold more than 10% of the issued and outstanding exchangeable shares at any time. Any such holders should consult their own tax advisors with respect to their particular circumstances.

        Exchangeable shares and shares of Molycorp common stock will generally be considered to be capital property to a holder unless such securities are held in the course of carrying on a business of trading or dealing in securities, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Resident Holders and whose exchangeable shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the ITA to have such exchangeable shares, and every "Canadian security" (as defined in the ITA) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. However, exchangeable shares of a holder in respect of which a valid election was made under subsection 85(1) or 85(2) of the ITA will not be Canadian securities to such holder for this purpose and therefore will not be deemed to be capital property under subsection 39(4) of the ITA. In addition, shares of Molycorp common stock will not constitute Canadian securities for the purposes of this election. Resident Holders who do not hold their exchangeable shares as capital property or who will not hold their shares of Molycorp common stock as capital property should consult their own tax advisors regarding their particular circumstances.

        This summary is based on the facts set out in this document, the current provisions of the ITA and the regulations thereunder and our understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA") publicly available prior to the date of this document. This summary takes into account all proposed amendments to the ITA and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof ("Proposed Amendments") and assumes that such Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.

        This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the acquisition, holding and disposition of exchangeable shares or shares of Molycorp common stock. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or any changes in the CRA's administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

        This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder. This summary does not take into account your particular circumstances and does not address considerations that may be particular to you. Therefore, you should consult your own tax advisors regarding your particular circumstances.

        For purposes of the ITA, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars generally based on the Bank of Canada noon spot exchange rate on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

  Call Rights

        Callco and Exchangeco have certain rights (the "Call Rights") to acquire exchangeable shares from Resident Holders in certain circumstances. Molycorp is of the view that the Call Rights have only a nominal fair market value and accordingly no amount should be allocated to the Call Rights at the time of grant. This summary assumes that the Call Rights have nominal value. This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view. Resident Holders should consult with their own tax advisors concerning this possibility.

  Redemption, Exchange and Disposition of Exchangeable Shares

        A Resident Holder will be considered to have disposed of exchangeable shares:

  (i)
  on a redemption (including pursuant to a retraction request) of such exchangeable shares by Exchangeco; and

  (ii)
  on an acquisition of such exchangeable shares by Molycorp or Callco.

        However, as discussed below, the Canadian federal income tax consequences of the disposition for the Resident Holder will be different depending on whether the event giving rise to the disposition is a redemption or retraction by Exchangeco or an acquisition by Molycorp or Callco.

        A Resident Holder who exercises the right to require the redemption of an exchangeable share by giving a retraction request cannot control whether the exchangeable share will be acquired by Molycorp or Callco under the retraction call right or redeemed by Exchangeco.

  Redemption or Retraction of Exchangeable Shares

        On a redemption (including a retraction) of an exchangeable share by Exchangeco, the Resident Holder of that exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the fair market value of the proceeds received on the redemption exceeds the paid-up capital (for purposes of the ITA) of the exchangeable share at the time of redemption. On the redemption, the Resident Holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the "redemption proceeds" less the amount of such deemed dividend. The Resident Holder will in general realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such holder of the exchangeable shares. For a description of the tax treatment of capital gains and losses, see "Material Canadian Federal Income Tax Considerations—Holders Resident in Canada—Taxation of Capital Gains or Capital Losses" below.

  Dividends on Exchangeable Shares

        In the case of a Resident Holder who is an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing the Resident Holder's income and will be subject to the gross-up and dividend tax credit rules that apply to taxable dividends received from taxable Canadian corporations. Provided that appropriate designations are made by Exchangeco, such dividend will be treated as an "eligible dividend" for the purposes of the ITA and a holder who is an individual resident in Canada will be entitled to an enhanced dividend tax credit in respect of such dividend. There are limitations on the ability of a corporation to designate dividends and deemed dividends as eligible dividends.

        In the case of a Resident Holder that is a corporation, dividends received or deemed to be received on the exchangeable shares will be required to be included in computing the corporation's income for the taxation year in which such dividends are received and will generally be deductible in computing the corporation's taxable income. If the exchangeable shares were not listed on a designated stock exchange for purposes of the ITA, dividends received or deemed to be received on exchangeable shares by a Resident Holder that is a corporation may not be deductible in computing the corporation's taxable income. Such holders should consult their own tax advisors concerning this possibility. In the case of a holder of exchangeable shares that is a corporation, in some circumstances the amount of any deemed dividend arising on the redemption of exchangeable shares may be treated as proceeds of disposition and not as a dividend in accordance with specific rules in the ITA.

        Corporate holders should consult their own tax advisors for advice with respect to the potential application of these provisions.

        A Resident Holder that is a "private corporation" (as defined in the ITA) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the ITA to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the Resident Holder's taxable income. A Resident Holder that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" (as defined in the ITA) may be liable to pay a refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the ITA), including any dividends that are not deductible in computing taxable income.

        The exchangeable shares will be taxable preferred shares and short-term preferred shares for the purposes of the ITA. A Resident Holder of exchangeable shares that is a corporation which receives or is deemed to receive dividends on such shares may be subject to the 10% tax under Part IV.1 of the ITA.

  Exchange of Exchangeable Shares with Molycorp or Callco

        On the exchange of an exchangeable share by the Resident Holder with Molycorp or Callco for shares of Molycorp common stock, the holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share. For these purposes, the proceeds of disposition will be the fair market value of the shares of Molycorp common stock received upon exchange plus an amount equal to declared and unpaid dividends on the exchangeable share. For a description of the tax treatment of capital gains and losses, see "Material Canadian Federal Income Tax Considerations—Holders Resident in Canada—Taxation of Capital Gains or Capital Losses" below. The acquisition by Molycorp or Callco of an exchangeable share from the Resident Holder thereof will not result in a deemed dividend to the holder.

  Disposition of Exchangeable Shares other than on Redemption, Retraction or Exchange

        A disposition or deemed disposition of exchangeable shares by a Resident Holder, other than on the redemption, retraction or exchange of the shares, will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those exchangeable shares immediately before the disposition. For a description of the tax treatment of capital gains and losses, see "Material Canadian Federal Income Tax Considerations—Holders Resident in Canada—Taxation of Capital Gains or Capital Losses" below.

  Dividends on Shares of Molycorp Common Stock

        A Resident Holder will be required to include in computing such Resident Holder's income for a taxation year the amount of dividends, if any, received on shares of Molycorp common stock. Dividends received on shares of Molycorp common stock by a Resident Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the ITA normally applicable to taxable dividends received from taxable Canadian corporations. A Resident Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.

        A Resident Holder that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" (as defined in the ITA) may be liable to pay a refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the ITA), including any dividends that are not deductible in computing taxable income.

  Acquisition and Disposition of Shares of Molycorp Common Stock

        The cost of shares of Molycorp common stock received on the retraction, redemption or exchange of an exchangeable share will be equal to the fair market value of such shares of Molycorp common stock at the time of such event and will generally be averaged with the adjusted cost base of any other shares of Molycorp common stock held at that time by the Resident Holder as capital property for the purpose of determining the holder's adjusted cost base of such shares of Molycorp common stock.

        A disposition or deemed disposition of shares of Molycorp common stock by a Resident Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the shares of Molycorp common stock immediately before the disposition. For a description of the tax treatment of capital gains and losses, see "Material Canadian Federal Income Tax Considerations—Holders Resident in Canada—Taxation of Capital Gains or Capital Losses" below.

  Taxation of Capital Gains or Capital Losses

        Generally, one-half of any capital gain (a "taxable capital gain") realized by a Resident Holder in a taxation year must be included in the Resident Holder's income for the year, and one-half of any capital loss (an "allowable capital loss") realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year (subject to and in accordance with rules contained in the ITA). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the ITA.

        A Resident Holder that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" (as defined in the ITA) may be liable to pay a refundable tax of 6 2/3% on its "aggregate investment income" (as defined in the ITA), including any taxable capital gains.

        If the Resident Holder of an exchangeable share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares.

        Holders to whom these rules may be relevant should consult their own tax advisors.

  Foreign Property Information Reporting

        A Resident Holder that is a "specified Canadian entity" (as defined in the ITA) for a taxation year or a fiscal period and whose total "cost amount" of "specified foreign property" (as such terms are defined in the ITA), including shares of Molycorp common stock, at any time in the year or fiscal period exceeds Cdn $100,000 will be required to file an information return for the year or period disclosing prescribed information. Subject to certain exceptions, a Resident Holder generally will be a specified Canadian entity. In the March 4, 2010 Federal Budget (the "2010 Federal Budget"), the Minister of Finance (Canada) proposed that the existing reporting requirements with respect to "specified foreign property" be expanded to require more detailed information. Revised legislation reflecting such proposal has not yet been released. Resident Holders should consult their own tax advisors regarding these rules, including any expansion thereof pursuant to the 2010 Federal Budget proposal.

  Offshore Investment Fund Property

        The ITA contains rules which may require a taxpayer to include in income in each taxation year an amount in respect of the holding of an "offshore investment fund property". These rules could apply to a Resident Holder in respect of a share of Molycorp common stock if two conditions are both satisfied.

        The first condition for such rules to apply is that the value of the share of Molycorp common stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing ("Investment Assets").

        The second condition for such rules to apply to a Resident Holder is that it must be reasonable to conclude that one of the main reasons for the Resident Holder acquiring or holding a share of Molycorp common stock was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the ITA had the income, profits and gains been earned directly by the Resident Holder.

        If applicable, these rules would generally require a Resident Holder to include in income for each taxation year in which the Resident Holder owns a share of Molycorp common stock (i) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the Resident Holder's "designated cost" (as defined in the ITA) of the share of Molycorp common stock at the end of the month by 1/12th of the applicable prescribed rate for the period that includes such month, less (ii) the Resident Holder's income for the year (other than a capital gain) from the share of Molycorp common stock determined without reference to these rules. Any amount required to be included in computing a Resident Holder's income under these provisions will be added to the adjusted cost base to the Resident Holder of its share of Molycorp common stock.

        The application of these rules depends, in part, on the reasons for a Resident Holder acquiring or holding shares of Molycorp common stock. Resident Holders are urged to consult their own tax advisors regarding the application and consequences of these rules, in their own particular circumstances.

  Eligibility for Investment

        Provided that the shares of Molycorp common stock are listed on a "designated stock exchange" within the meaning of the ITA (which includes the NYSE) at a particular time, the shares of Molycorp common stock will be qualified investments under the ITA for trusts governed by a registered retirement savings plan ("RRSP"), a registered retirement income fund ("RRIF"), registered education savings plan, deferred profit sharing plan, registered disability savings plan and a tax-free savings account ("TFSA") all as defined in the ITA.

        Notwithstanding that the shares of Molycorp common stock may be qualified investments for trusts governed by a TFSA, an RRSP or a RRIF, the holder of a TFSA or the annuitant of an RRSP or RRIF, as the case may be, may be subject to a penalty tax under the ITA if such shares are a "prohibited investment" within the meaning of the ITA for the particular TFSA, RRSP or RRIF. The shares of Molycorp common stock will generally not be a prohibited investment for a TFSA, an RRSP or RRIF provided that the holder of the TFSA, or the annuitant of the RRSP or RRIF, as applicable, deals at arm's length with Molycorp within the meaning of the ITA and does not have a "significant interest" within the meaning of the ITA in Molycorp or in a corporation, partnership or trust with which Molycorp does not deal at arm's length for the purposes of the ITA. Resident Holders should consult their own tax advisors to ensure that the shares of Molycorp common stock will not be a prohibited investment for a trust governed by a TFSA, RRSP or RRIF in their particular circumstances.

Material U.S. Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences to Non-U.S. Holders (as defined below, and together with U.S. Holders, also defined below, "Holders") who receive shares of our common stock in exchange for exchangeable shares.

        Except where noted, this summary deals only with Holders who hold their exchangeable shares as capital assets, and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a broker or dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding exchangeable shares as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who acquired exchangeable shares in a compensatory transaction;

  •
  a Non-U.S. Holder who is or has previously been engaged in the conduct of a trade or business in the United States;

  •
  a person who is an investor in a pass-through entity;

  •
  a person owning 10% or more of the voting stock of Exchangeco;

  •
  a "controlled foreign corporation";

  •
  a "foreign personal holding company";

  •
  a "passive foreign investment company"; or

  •
  a U.S. expatriate.

        This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this document. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances.

        If a partnership holds exchangeable shares that are exchanged for Molycorp common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding exchangeable shares that are exchanged for Molycorp shares, you are urged to consult your tax advisors.

        This summary of United States federal income tax consequences constitutes neither tax nor legal advice. You are urged to consult your own tax advisors concerning the application of the U.S. federal income tax laws to your particular situation as well as any consequences to you arising under the laws of any other taxing regime or jurisdiction, including estate, gift, state and local tax consequences.

        This summary does not discuss any U.S. state or local, estate or alternative minimum tax consequences to Holders who receive shares of Molycorp in exchange for exchangeable shares. Each Holder should consult its own tax advisor regarding the U.S. federal, state and local tax consequences of an exchange of exchangeable share for shares of Molycorp.

Consequences to Non-U.S. Holders

        A "Non-U.S. Holder" means a beneficial owner of exchangeable shares (other than a partnership) that is not a U.S. Holder.

        Exchange of Exchangeable Shares.    A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for shares of our common stock, unless:

  •
  the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States; or

  •
  in the case of gain recognized by an individual Non-U.S. Holder, the individual is present in the United States for 183 days or more during the taxable year of disposition and other conditions set forth in the Code are met.

        Dividends Received by Non-U.S. Holders on Molycorp Common Stock.    Dividends paid to a Non-U.S. Holder of Molycorp common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under the Canada-U.S. Income Tax Convention, dividends from U.S. sources distributed to persons that are residents of Canada for purposes of the Canada-U.S. Income Tax Convention are currently subject to a maximum withholding rate of 15%, which is reduced to 5% if the holder is a company which owns at least 10% of the voting stock of Molycorp and eliminated if the holder is a religious, scientific, literary, educational or charitable organization resident in Canada that is exempt from tax in Canada or a tax-exempt trust, company or other organization resident in Canada formed to provide pension or similar benefits or to provide income for the benefit of such an entity. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (or, where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, those dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code. Any effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder will be required to satisfy certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the U.S. withholding tax described above.

        Gain or Loss on Disposition of Molycorp Common Stock.    Any gain realized on the disposition of Molycorp common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States;

  •
  in the case of gain recognized by an individual Non-U.S. Holder, the individual is present in the United States for 183 days or more during the taxable year of disposition and other conditions set forth in the Code are met; or

  •
  Molycorp is or has been a "United States real property holding corporation" for U.S. federal income tax purposes.

        An individual Non-U.S. Holder described in the first bullet point in the list immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point in the list immediately above will be subject to a flat 30% tax (or such lower rate as may be provided by an applicable income tax treaty, which is currently 0% under the Canada-U.S. Income Tax Convention) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point in the list immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        Molycorp believes it is not and does not anticipate Molycorp becoming a "United States real property holding corporation" for U.S. federal income tax purposes. If Molycorp nevertheless constituted a United States real property holding corporation at a relevant time, a Non-U.S. Holder who at no time actually or constructively owned more than 5% of the Molycorp common stock generally would not be subject to United States federal income or withholding tax on the relevant gain or the proceeds of sale, provided that the Molycorp common stock was regularly traded on an established securities market within the meaning of the applicable regulations.

Information Reporting and Backup Withholding

        In general, information reporting requirements may apply to the amount of dividends paid to a Holder on Molycorp common stock or to the proceeds received by a Holder from the sale or exchange of Molycorp common stock, unless the Holder is eligible for an exemption. Backup withholding may be imposed (currently at a 28% rate) on the above payments if a Holder (i) fails to provide a taxpayer identification number or certification of exempt status or (ii) fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

  Legislation Involving Payments to Certain Foreign Entities

        On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act (the "Act"). The Act imposes withholding taxes on certain types of payments made to "foreign financial institutions" (as specifically defined in the Act) and certain other non-United States entities (including financial intermediaries) after December 31, 2012. The Act imposes a 30% withholding tax on "withholdable payments" to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. For these purposes, a "withholdable payment" includes any United States source payments of interest (including original issue discount), dividends, rents, compensation and other fixed or determinable annual or periodical gains, profits and income. If the payee is a foreign financial institution, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Non-U.S Holders should consult their tax advisors regarding this legislation and the potential implications of this legislation on their particular circumstances.

LEGAL MATTERS

        Jones Day will pass upon the validity of the shares of common stock being offered hereby.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Molycorp Sillamäe and Molycorp Tolleson (businesses acquired by Molycorp, Inc. during 2011), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Neo Material Technologies Inc. as of December 31, 2011, December 31, 2010 and January 1, 2010, and for each of the years in the two-year period ended December 31, 2011, and the consolidated financial statements of Neo Material Technologies Inc. as of December 31, 2010 and December 31, 2009 and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of

KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The information incorporated in this prospectus concerning estimates of our proven and probable REO reserves and non-reserve REO deposits for our Molycorp Mountain Pass facility was derived from the report of SRK Consulting (U.S.), Inc., independent mining consultants, and has been incorporated herein upon the authority of SRK Consulting as experts with respect to the matters covered by such report and in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our web site at http://www.molycorp.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

        We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012; and

  •
  our Current Reports on Form 8-K filed on February 2, 2012, February 8, 2012, March 5, 2012, March 9, 2012, March 14, 2012, May 14, 2012, May 18, 2012, May 30, 2012, June 6, 2012 and June 7, 2012;

  •
  and the description of our common stock contained in the Current Report on Form 8-K/A filed on July 21, 2010, including any subsequently filed amendments and reports updating such description.

        We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the common stock covered by this prospectus terminates. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

        We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Molycorp, Inc.
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
Telephone Number:    (303) 843-8040

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following is a statement of the estimated expenses, to be paid solely by the registrant, of the issuance and distribution of the securities being registered hereby:

Securities and Exchange Commission registration fee	$1,146
Printing expenses	20,000
Accounting fees and expenses	40,000
Legal fees and expenses	30,000
Miscellaneous expenses	8,854
Total	$100,000

Item 15.    Indemnification of Directors and Officers.

        Section 102(b)(7) of the General Corporation Law of the State of Delaware allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the General Corporation Law of the State of Delaware allows a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation to procure a judgment in its favor under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation with respect to such claim, issue or matter. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

        Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        Our certificate of incorporation contains a provision that provides that each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or a proceeding, by reason of the fact that the person is or was a director or an officer of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or an indemnitee, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by us to the fullest extent permitted or required by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, the Employment Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, with limited exceptions relating to rights to indemnification, we shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by our board of directors.

        Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the General Corporation Law of the State of Delaware and also provides for certain additional procedural protections.

        In addition, our certificate of incorporation states that we may maintain insurance to protect ourselves and any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the General Corporation Law of the State of Delaware. We have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Item 16.    Exhibits.

        See the Exhibit Index beginning on page II-7 of this registration statement, which is incorporated herein by reference.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included by post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (iii)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (iv)
    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (v)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (vi)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, Colorado, on the 7th day of June, 2012.

MOLYCORP, INC.
By:	/s/ MARK A. SMITH Mark A. Smith President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK A. SMITH Mark A. Smith	President and Chief Executive Officer and Director (Principal Executive Officer)	June 7, 2012
* James S. Allen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 7, 2012
* Russell D. Ball	Director	June 7, 2012
* Ross R. Bhappu	Director	June 7, 2012
Brian T. Dolan	Director
* John Graell	Director	June 7, 2012
* Charles R. Henry	Director	June 7, 2012

Signature	Title	Date

* Mark S. Kristoff	Director	June 7, 2012
* Alec Machiels	Director	June 7, 2012
* Jack E. Thompson	Director	June 7, 2012

*
The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ MARK A. SMITH (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Description
2.1	Arrangement Agreement, dated March 8, 2012, by and among Molycorp, Inc., MCP Exchangeco Inc. (formerly known as 0934634 B.C. Ltd.) and Neo Material Technologies Inc. (incorporated by reference to Exhibit 2.1 to Molycorp, Inc.'s Current Report on Form 8-K (File No. 001-34827) filed with the Securities and Exchange Commission on March 14, 2012)
4.1
Amended and Restated Certificate of Incorporation of Molycorp, Inc. (incorporated by reference to Exhibit 3.1 to Molycorp, Inc.'s Current Report on Form 8-K (File No. 001-34827) filed with the Securities and Exchange Commission on August 6, 2010)
4.2
Bylaws of Molycorp, Inc. (incorporated by reference to Exhibit 3.2 to Molycorp, Inc.'s Current Report on Form 8-K (File No. 001-34827) filed with the Securities and Exchange Commission on August 6, 2010)
4.3
Form of Certificate of Designations of Series A Mandatory Convertible Preferred Stock of Molycorp, Inc. (including Form of Certificate of Molycorp, Inc. Series A Mandatory Convertible Preferred Stock) (incorporated by reference to Exhibit 3.3 to Molycorp, Inc.'s Registration Statement on Form S-1 (Registration No. 333-171827) filed with the Securities and Exchange Commission on February 7, 2011)
4.4
Certificate of Designations of Special Voting Preferred Stock of Molycorp, Inc. (incorporated by reference to Exhibit 3.1 to Molycorp, Inc.'s Current Report on Form 8-K (File No. 001-34827) filed with the Securities and Exchange Commission on June 6, 2012)
5.1	Opinion of Jones Day
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of Jones Day (included in Exhibits 5.1)
23.4	Consent of SRK Consulting (U.S.), Inc.
24.1	Power of Attorney
99.1
Form of Support Agreement, by and among Molycorp, Inc., 0934632 B.C. Ltd. and MCP Exchangeco Inc. (incorporated by reference to Schedule D of the Arrangement Agreement, dated March 8, 2012, by and among Molycorp, Inc., 0934632 B.C. Ltd. and Neo Material Technologies Inc., filed as Exhibit 2.1 to Molycorp, Inc.'s Current Report on Form 8-K on March 14, 2012)
99.2
Form of Voting and Exchange Trust Agreement, by and among Molycorp, Inc., 0934632 B.C. Ltd. and MCP Exchangeco Inc. and Computershare Trust Company of Canada (incorporated by reference to Schedule E of the Arrangement Agreement, dated March 8, 2012, by and among Molycorp, Inc., 0934632 B.C. Ltd. and Neo Material Technologies Inc., filed as Exhibit 2.1 to Molycorp, Inc.'s Current Report on Form 8-K on March 14, 2012)